Exhibit 99.1

Contact: Richard Crowley
Micrel, Incorporated
1849 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
                                                               [Micrel Logo]
Press Release

                  MICREL REPORTS SECOND QUARTER 2003 RESULTS

   SAN JOSE, CALIFORNIA (July 23, 2003) - Micrel, Incorporated (Nasdaq NM:
MCRL) today reported financial results for the second quarter ended June 30, 2003 that were in line with preliminary estimates released on July 2, 2003. Second quarter revenues were $49.1 million compared with $51.0 million in the first quarter, and $55.4 million in the second quarter of 2002.

   The Company recorded a net loss in the second quarter of $0.9 million, or $0.01 per share, compared with net income of $0.2 million, or $0.00 per share in the first quarter, and net income of $0.3 million, or $0.00 per share in the second quarter of 2002. Second quarter 2003 results included $1.2 million of pre-tax, non-cash, deferred stock compensation expense, compared with $1.1 million in the first quarter and $3.2 million in the year ago period.

   "Although weakness in the wireless handset market caused a decline in second quarter revenues, we are encouraged by the growth in revenues to customers serving the Ethernet and wireline infrastructure end markets," stated Ray Zinn, President and Chief Executive Officer of Micrel.
"Internally, we maintained our focus on operating efficiencies and controlling costs, which resulted in lower operating expenses in the second quarter. Our wafer fabrication consolidation is proceeding on schedule and we feel confident that we will meet the cost objectives associated with the project by the end of September. The Company continued to generate positive cash flow from operations and net inventory decreased for the third consecutive quarter."

   Outlook
   -------
   "While we believe the semiconductor industry is continuing to show a modest recovery, visibility continues to be limited because of the perception that semiconductor components continue to be readily available which keeps

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Micrel Reports Second Quarter 2003 Results
July 23, 2003
Page 2


pressure on pricing and lead times. Channel inventories continue to be reduced and are roughly at the same level as they were in 1998, which might be viewed as a positive indicator for the industry since it is unlikely these continued reductions can be sustained," continued Zinn. "For Micrel, the backlog level entering the third quarter is roughly flat with the backlog at the beginning of the second quarter, and to date July order rates from our primary wireless handset customers are above the comparable period in the second quarter. However, limited visibility still requires a high level of turns fill to achieve our projected revenue levels in the third quarter." Based on current backlog levels and demand estimates, the Company believes that third quarter 2003 revenues will increase sequentially by approximately three to eight percent.

   Product Update
   --------------
   During the quarter the Company introduced 20 new products, the majority of which were proprietary. These products included the KS8695P Ethernet "router on a chip" targeting the growing wireless access point market and supporting the latest 802.11a and g Wi-Fi standards through a mini PCI interface. With its XceleRouter TM technology and 166MHz processor, the KS8695P is capable of providing near wire-speed (100Mbps) for WAN to LAN routing performance, nearly six times the routing performance of a typical residential gateway product. Furthermore, the integrated PCI bridge enables connectivity to any vendor's radio and supports the integration of new media applications to the gateway platform.

   The Company also expanded its RF product line with the introduction of a new receiver, targeting low data rate applications in the consumer, industrial and automotive markets. The device offers the industry's highest level of integration and Micrel's patent pending sweep-mode technology to reduce component count and minimize total system cost.

   Micrel also introduced three new precision fanout buffers and five precision multiplexers to address the low jitter, low skew timing and distribution requirements in networking systems. These new products feature a 400% improvement in speed compared to the industry standard alternatives, and all of these products include Micrel's patent pending internal termination that improves signal integrity and reduces external components. The new

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Micrel Reports Second Quarter 2003 Results
July 23, 2003
Page 3


multiplexers provide the lowest jitter in the industry as a result of a proprietary design technique that provides superior crosstalk isolation.

   Conference Call
   ---------------
   The Company will host a conference call at 2:00 p.m. PDT (5:00 p.m. EDT) today. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of second quarter financial results, discuss current business conditions and then respond to questions.

   The call is available live to any interested party on a listen only basis by dialing (303) 262-2130 or (800) 366-3964 at least five minutes before the scheduled start time, and asking to be connected to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com. A replay of the conference call will be available through July 30, 2003, by dialing (303) 590-3000 or (800) 405-2236 and entering passcode number 544968. A link to the webcast replay will be available on the Company's website at www.micrel.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

   This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include statements about the following topics: our expectations regarding future financial results, including revenues, net income, and earnings per share; and our expectations regarding future customer demand and new order rates. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the effect of the Company's restatement of previous financial statements; continued softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high

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Micrel Reports Second Quarter 2003 Results
July 23, 2003
Page 4

bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the worldwide financial situation; the timely and successful development and market acceptance of new products and upgrades to existing products; continued softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel's operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and
the Company's Form 10-Q for the quarter ended March 31, 2003.   All forward-
looking statements are made as of today, and the Company disclaims any duty to update such statements.

   About Micrel
   ------------
   Micrel is a leading manufacturer of advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

   For further information, contact Richard Crowley at Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800 or visit our website at http://www.micrel.com.

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MICREL ANNOUNCES SECOND QUARTER 2003 RESULTS
July 23, 2003
Page 5

                             MICREL, INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                   Three Months Ended       Six Months Ended
                                         June 30,                June 30,
                                  --------------------    --------------------
                                     2003       2002         2003       2002
                                  ---------  ---------    ---------  ---------
Net revenues                      $  49,109  $  55,363    $ 100,064  $ 103,688

Cost of revenues*                    30,880     34,139       61,291     64,816
                                  ---------  ---------    ---------  ---------
Gross profit                         18,229     21,224       38,773     38,872

Operating expenses:
  Research and development           12,136     13,009       24,825     26,371
  Selling, general and
   administrative                     6,582      8,874       13,574     16,869
  Amortization of deferred
   stock compensation*                  915      2,459        1,681      5,052
                                  ---------  ---------    ---------  ---------
    Total operating expenses         19,633     24,342       40,080     48,292
                                  ---------  ---------    ---------  ---------
Loss from operations                 (1,404)    (3,118)      (1,307)    (9,420)

Other income (expense), net             181       (476)         347        588
                                  ---------  ---------    ---------  ---------
Loss before income taxes             (1,223)    (3,594)        (960)    (8,832)

Benefit for income taxes               (310)    (3,864)        (221)    (5,121)
                                  ---------  ---------    ---------  ---------
Net income (loss)                 $    (913) $     270    $    (739) $  (3,711)
                                  =========  =========    =========  =========

Net income (loss) per share:
  Basic                           $   (0.01) $    0.00    $   (0.01) $   (0.04)
                                  =========  =========    =========  =========
  Diluted                         $   (0.01) $    0.00    $   (0.01) $   (0.04)
                                  =========  =========    =========  =========
Shares used in computing per
 share amounts:
  Basic                              92,171     92,984       92,105     93,045
                                  =========  =========    =========  =========
  Diluted                            92,171     96,287       92,105     93,045
                                  =========  =========    =========  =========

* Amortization of deferred stock
   compensation included in:
    Cost of revenues              $     290  $     784    $     591  $   1,552
                                  =========  =========    =========  =========

    Research and development      $     500  $   1,367    $   1,009  $   2,727
    Selling, general and
     administrative                     415      1,092          672      2,325
                                  ---------  ---------    ---------  ---------
      Total Operating expenses    $     915  $   2,459    $   1,681  $   5,052
                                  =========  =========    =========  =========

MICREL ANNOUNCES SECOND QUARTER 2003 RESULTS
July 23, 2003
Page 6


                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                      June 30,    December 31,
                                                        2003          2002
                                                    -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and short-term investments  $ 123,466     $ 117,363
  Accounts receivable, net                              28,656        29,577
  Inventories                                           37,584        39,531
  Deferred income taxes                                 30,748        30,828
  Other current assets                                   2,595         2,675
                                                     ---------     ---------
    Total current assets                               223,049       219,974

PROPERTY, PLANT AND EQUIPMENT, NET                      90,223        92,318
INTANGIBLE ASSETS, NET                                   6,942         8,387
DEFERRED INCOME TAXES                                    8,775         9,606
OTHER ASSETS                                               439           390
                                                     ---------     ---------
TOTAL                                                $ 329,428     $ 330,675
                                                     =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                   $  10,329     $  13,026
  Taxes payable                                          2,510         3,405
  Deferred income on shipments to distributors          10,965         9,832
  Other current liabilities                             11,763        10,645
  Current portion of long-term debt                        856           911
                                                     ---------     ---------
    Total current liabilities                           36,423        37,819

LONG-TERM DEBT                                          10,478        10,983
OTHER LONG-TERM OBLIGATIONS                              5,725         8,254

SHAREHOLDERS' EQUITY:
  Common stock                                         161,221       160,889
  Deferred stock compensation                           (6,380)       (9,971)
  Accumulated other comprehensive loss                     (26)          (25)
  Retained earnings                                    121,987       122,726
                                                     ---------     ---------
TOTAL SHAREHOLDERS' EQUITY                             276,802       273,619
                                                     ---------     ---------
TOTAL                                                $ 329,428     $ 330,675
                                                     =========     =========